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                        [Showpower Letterhead]                        Exhibit 10




                                                               December 27, 1999



Dear Stockholder:

         By now you are probably aware that on December 17, 1999, Showpower, Inc. (the "Company") entered into a merger agreement with GE Energy Services, Inc. ("GE Energy Services") and one of its subsidiaries that provides for the acquisition of the Company by GE Energy Services at a price of $7.00 per share. Under the terms of the proposed transaction, a subsidiary of GE Energy Services has commenced a tender offer for all outstanding shares of the Company's common stock at $7.00 per share.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE GE ENERGY SERVICES OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS ACCEPT THE GE ENERGY SERVICES OFFER AND TENDER THEIR SHARES PURSUANT TO THE GE ENERGY SERVICES OFFER.

         Following the successful completion of the tender offer, upon approval by stockholder vote, if required, the subsidiary of GE Energy Services will be merged with the Company, and all shares not purchased in the tender offer will be converted into the right to receive $7.00 per share in cash, without interest, in the merger.

         In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of the Company's financial advisor that the consideration to be received by the Company's stockholders in the transaction is fair, from a financial point of view.

         Accompanying this letter is a copy of the Company's
Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is GE Energy Services' Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to read the enclosed materials carefully.

         Each of us, as well as certain other executive officers of the Company, has agreed to tender our shares, representing approximately 43.6% of the Company's outstanding shares (38.1% if all "in-the-money" stock options are exercised) into the offer. Along with the Showpower Board of Directors, management and employees, we thank you sincerely for your loyal support. We believe that the offer and the merger are in the best interests of our stockholders, and we strongly recommend that you accept GE Energy Services' offer.


                                   Sincerely,


                                   /s/  John J. Campion

                                   John J. Campion
                                   Chief Executive Officer